UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 5, 2010 (November 3, 2010)
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14267 (Commission File Number)	65-0716904 (IRS Employer Identification No.)

18500 North Allied Way
Phoenix, Arizona	85054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Republic Services, Inc. (the “Company”) is a Delaware corporation. Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”) prohibits a Delaware corporation from engaging in certain business combination transactions with an “interested stockholder” (generally, a stockholder who, with its affiliates and associates, holds at least 15% of the corporation’s common stock) for a period of three years after the date of the transaction in which the person became an interested stockholder. An exception exists if the transaction that resulted in the interested stockholder becoming an interested stockholder is pre-approved by the corporation’s board of directors.
Cascade Investment, L.L.C. (“Cascade”) holds 55,404,169 shares (or about 14.4%) of the Company’s Common Stock, which may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Bill & Melinda Gates Foundation Trust (the “Trust”) beneficially owns 1,350,000 shares (or about 0.4%) of the Company’s Common Stock (the “Common Stock”), which may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates (collectively, “Gates”) as Co-Trustees of the Trust.
On November 2, 2010, the Company’s Board of Directors (the “Board”) approved, for purposes of Section 203, the purchase by one or both of Cascade or the Trust of additional shares of Common Stock in transactions effected on or before February 9, 2011.
In connection with this pre-approval, the Company, Cascade and the Trust executed a Standstill Agreement on November 3, 2010. Under the Standstill Agreement, each of the Trust and Cascade agrees that from November 3, 2010 until the Standstill Agreement is terminated (“the Standstill Period”,) and subject to certain exceptions, it shall not, and shall cause its current and future affiliates not to (the Trust, Cascade and such affiliates being referred to as the “Prohibited Persons”, directly or indirectly, without the prior written approval of the Board:
•	acquire, propose or agree to acquire, by purchase or otherwise, shares of the Common Stock if such acquisition would result in the Prohibited Persons collectively having beneficial ownership of 25% or more of the then outstanding shares of Common Stock (the “Percentage Limitation”), subject to exceptions for acquisitions by way of stock dividends or other distributions by the Company and for certain permitted acquisition transactions that are recommended by the Board and supported by a fairness opinion of an investment banking firm;

•	form or join any group with respect to the Common Stock other than a group, if any, consisting solely of Gates, the Trust, Cascade and/or any of their subsidiaries;

•	deposit any Common Stock in a voting trust or subject any Common Stock to any voting agreement or similar arrangement;

•	become a participant in any solicitation of proxies or to seek to influence any person with respect to the voting of Common Stock, except in accordance with matters recommended by the Board; or

•	take any action, alone or in concert with any other person or group, to seek control of the Company or otherwise seek to circumvent the limitations of the provisions of the Standstill Agreement.
The Standstill Agreement will remain in effect until the earliest to occur of the following (as a result of which the Standstill Agreement shall immediately terminate):
•	termination by the written agreement of each of the Company, the Trust and Cascade;

•	upon written notice by the Trust and Cascade to the Company, any time after a third party other than the Trust or Cascade or any of their respective subsidiaries or affiliates (i) commences a tender offer or exchange offer for at least 50% of the outstanding Common Stock or (ii) enters into a definitive agreement with the Company contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least 50% of the outstanding Common Stock or all or any material portion of the consolidated assets of the Company;

•	upon written notice by the Trust and Cascade to the Company, any time after the Trust and Cascade in the aggregate have acquired beneficial ownership of 15% or more of the outstanding Common Stock but thereafter have disposed of shares of Common Stock such that their aggregate beneficial ownership at such time is less than 15% of the then outstanding Common Stock;

•	November 3, 2013; or

•	on February 9, 2011, if Cascade and the Trust are not as of such date the beneficial owners in the aggregate of 15% or more of the outstanding Common Stock.

A copy of the Standstill Agreement is incorporated herein by reference as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
10.1	Standstill Agreement, dated November 3, 2010, by and among Republic Services, Inc., Cascade Investment, L.L.C., and the Bill & Melinda Gates Foundation Trust

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Republic Services, Inc.
Date: November 5, 2010	By:	/s/ Tod C. Holmes
Tod C. Holmes
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	By:	/s/ Charles F. Serianni
Charles F. Serianni
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)